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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                   Commission File Number 0-8162


                           NOTIFICATION OF LATE FILING

(Check One): /X/ Form 10-K   / / Form 11-K   / / Form 20-F   / / Form 10-Q

/ /    Form N-SAR
         For Period Ended:     DECEMBER 31, 2000
                           -----------------

/ / Transition Report on Form 10-K        / /   Transition Report on Form 10-Q
/ / Transition Report on Form 20-F        / /   Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

    For the Transition Period Ended:____________________________________________

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant      ACCEL INTERNATIONAL CORPORATION

________________________________________________________________________________

Former name if applicable

________________________________________________________________________________

Address of principal executive office (Street and Number)

                                    75 WEST STREET
________________________________________________________________________________

City, state and zip code     SIMSBURY, CT  06070

________________________________________________________________________________
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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule
     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

FORM 10-K CAN NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD WITHOUT UNREASONABLE EFFORT OR EXPENSE, BECAUSE THE REGISTRANT IS EXPERIENCING DIFFICULTIES IN ABSORBING THE FINAL ACCOUNTING FOR NEW ENTITIES PURCHASED IN 2000, AND TO CORRECTLY ACCOUNT FOR ITS NEWLY DISCONTINUED BUSINESS SEGMENT WHICH WAS PLACED INTO LIQUIDATION BY REGULATORS OF THE STATE OF OHIO INSURANCE DEPARTMENT ON FEBRUARY 28, 2001, WHICH ACTION FORCED THE DOWNSIZING OF THE REGISTRANT'S ACCOUNTING STAFF. THE REGISTRANT NEEDS ADDITIONAL TIME TO PROPERLY ACCOUNT FOR BOTH ITS NEW BUSINESS UNITS AND FOR ITS NEWLY DISCONTINUED BUSINESS SEGMENT FOR THIS REPORTING YEAR.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

             RICHARD A. LAWRENCE                 (860)            843-7600
                 (name)                       (Area Code)     (Telephone Number)
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     (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              /X/ Yes  / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              / / Yes  /X/ No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                         ACCEL INTERNATIONAL CORPORATION
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 28, 2001             By:  /s/ Gerald H. Pastor
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                                          Gerald H. Pastor
                                          President and Chief Executive Officer


                                 By:  /s/ Richard A. Lawrence
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                                          Richard A. Lawrence
                                          Senior Vice President, Chief Financial
                                          Officer & Treasurer